Exhibit 10.8.2

FIRST AMENDMENT TO LICENSE AGREEMENT

between

Vanderbilt University

and

NephroGenex, Inc.

This First Amendment to the License Agreement (“First Amendment”) dated January 11, 2006 (the “Agreement”) is made effective as of the 30th day of April, 2007 (“First Amendment Effective Date”) by and between Vanderbilt University, a Tennessee not-for-profit corporation (“VANDERBILT”), and NephroGenex, Inc., a Delaware corporation (“LICENSEE”).

VANDERBILT and LICENSEE entered into a License Agreement, dated January 11, 2006. The parties now wish to further amend the Agreement in accordance with Paragraph 12.7 of such Agreement, and agree that the Agreement is hereby amended as set forth below. Capitalized terms used in this First Amendment that are not otherwise defined herein, shall have the respective meanings set forth in the Agreement.

1.	Definitions.

a.	In Paragraph 1.2, delete the definition of Fair Market Value.

b.	In Paragraph 1. Definitions, add the following definitions after the definition for Affiliate:

Combined Product shall mean a Licensed Product (as defined herein) sold in combination with another drug approved by the United States Food and Drug Administration or its foreign equivalent (“Other Product”) for a single price.

Commercially Reasonable Efforts shall mean efforts and resources commonly used by a party for a product owned by it or to which it has rights at a similar stage in its development or product life and of similar market potential taking into account efficacy, safety, the anticipated regulatory authority approved labeling, the competitiveness of alternative products in the marketplace or under development, the patent and other proprietary position of the product, the likelihood of regulatory approval, the profitability of the product and other relevant factors.

c.	Paragraph 1.3 is hereby deleted and replaced in its entirety with the following definition for Field of Use:

Field of Use shall mean therapeutic applications of pyridoxamine in acute renal failure and other types of acute and chronic critical illnesses where the occurrence of increased oxidative stress and elevated level of ‘reactive oxygen species’ (hereinafter referred to as ROS) or a reduced anti-oxidative status is described including without limitation sepsis, trauma, bum injury, acute pancreatitis, liver injury, diabetes, acute respiratory distress syndrome, AIDS and kidney failure.

d.	Paragraph 1.6 is hereby deleted and replaced in its entirety with the following definition for Licensed Product(s):

Licensed Product(s) shall mean any product, the manufacture, use, sale or importation of which would, but for the license granted in Paragraph 2.1 hereof, infringe on an issued, unexpired claim or pending claim contained in the Licensed Patent Rights in the country in which any such product is made, used or sold, or made in accordance with or by means of process claimed in the Licensed Patent Rights, whether or not such Licensed Product is used as a single agent and/or a Combined Product.

e.	In Paragraph 1. Definitions, add the following definitions after the definition for Licensed Product(s):

Major Markets shall mean one of the following countries: Japan, France, Germany, Italy, Spain and the United Kingdom.

f.	Paragraph 1.7 is hereby deleted and replaced in its entirety with the following definition for Net Sales:

Net Sales shall mean the gross amount invoiced by LICENSEE or its Affiliates or sublicensees on account of sales of a Licensed Product to third parties (including without limitation third party distributors and wholesalers), less the total of

(a)    trade, cash, quantity or other discounts not already reflected in the invoice price;

(b)    excise, sales and other consumption taxes (including VAT on the sales of Licensed Products) and custom duties to the extent included in the invoice price;

(c)    freight, insurance and other transportation charges to the extent included in the invoice price;

(d)    amounts prepaid or credited by reason of rejections, defects, recalls or returns or because of chargebacks retroactive price reductions, refunds or billing errors;

(e)    compulsory payments and rebates directly related to the sale of a Licensed Product, which are accrued, paid or deducted pursuant to reimbursement agreements (including, but not limited to, managed care agreements) or governmental regulations; and

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(f)    commissions that are directly attributable to a given sale and to brokers or agents who are not employees of LICENSEE.

Use of Licensed Products for promotional or sampling purposes and for use in clinical trials contemplated under the Agreement shall not be considered in determining Net Sales. In the case of any transfer of a Licensed Product between or among LICENSEE and its Affiliates or sublicensees for resale, Net Sales shall be calculated as above only on the value charged or invoiced on the first arm’s length sale thereafter to a third party.

g.	Paragraph 1.8 is hereby deleted and replaced in its entirety with the following definition for Non-Commercial Research Purposes:

Non-Commercial Research Purposes shall mean use of the Licensed Patent Rights on non-human subjects (unless otherwise agreed by the parties in writing) for academic, research or other not-for-profit scholarly purposes which are undertaken at a non-profit or governmental institution that does not use the Licensed Patent Rights in the production or manufacture of products for sale or for the performance of services for a fee.

h.	In Paragraph 1. Definitions, add the following definition after the definition for Non-Commercial Research Purposes:

Primary Indication shall mean acute renal failure.

2.	Grant. Paragraph 2.7 is hereby deleted and replaced in its entirety with the following:

2.7   Sublicensing by LICENSEE.

(a)          LICENSEE has the right to grant royalty-bearing sublicense to independent third parties. No such sublicenses shall contain any terms and conditions that detract from the rights of VANDERBILT under this Agreement, including the right to receive payment of royalties and fees as set forth in this Agreement. LICENSEE’s obligation to meet the diligence requirements of Paragraph 3.1 shall not be waived by any grant of any sublicense. LICENSEE agrees to acknowledge this Agreement in each sublicense. Copies of all sublicense agreements shall be provided to VANDERBILT with thirty (30) days of execution. LICENSEE shall be permitted to redact from all such copies any financial information which it considers to be confidential and that do not impact payments VANDERBILT or otherwise impair VANDERBILT’s ability to confirm LICENSEE’s compliance with this Paragraph 2.7(a).

(b)          VANDERBILT shall provide written notice to all sublicensees of which it has been made aware by LICENSEE pursuant to Paragraph 2.7(a) above of any

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termination of this Agreement by VANDERBILT pursuant to Paragraph 4.2(a) or 4.2(b), at the last known address for each sublicense. In the event of any termination of this Agreement all sublicenses which LICENSEE may have granted shall be terminated on the 90th day following VANDERBILT’s mailing to any sublicensee notice of such termination, provided however, that any sublicensee holding an exclusive license from LICENSEE may elect to continue to hold an exclusive license in the field of use granted to sublicensee by LICENSEE by advising VANDERBILT in writing, within sixty (60) days of the sublicensee’s receipt of written notice of such termination, of its election, and of its agreement to assume in respect to VANDERBILT all the obligations (including obligations for payment) contained in this License Agreement with LICENSEE.

3.	Diligence.

a.	Paragraph 3.1 is hereby deleted and replaced in its entirety with the following:

3.1    LICENSEE shall use Commercially Reasonable Efforts to bring at least one Licensed Product to market and following receipt of a marketing approval to continue marketing efforts for at least one Licensed Product throughout the life of this Agreement.

b.	Paragraphs 3.2 and 3.3 are hereby deleted in their entirety.

c.	Paragraph 3.4 is hereby deleted and replaced in its entirety with the following:

Failure to Perform. LICENSEE’s failure to market and, following receipt of a marketing approval, to continue to market, at least one Licensed Product throughout the term of this Agreement shall be grounds for VANDERBILT to terminate or render this license nonexclusive. In making this determination, VANDERBILT shall take into account the normal course of such programs conducted with sound and reasonable business practices, LICENSEE’s commercially reasonable efforts, and the reports provided hereunder by LICENSEE.

4.	Term and Termination.

a.	The following language is hereby added at the end of Paragraph 4.3(c):

In the event LICENSEE materially breaches or defaults in its performance under this Agreement with respect to a particular country, the VANDERBILT’s right to terminate shall be limited to termination of the rights granted hereunder in such country only.

b.	Paragraph 4.4 is hereby deleted and replaced in its entirety with the following:

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4.4        Paragraphs. Paragraphs 1, 4.3, 4.4, 10.2, 10.3, 10.4, 10.5, 11, 12.2, 12.7 of this Agreement shall survive termination of this Agreement for the Territory or on a country-by-country basis.

5.	Royalties and Milestones.

a.	Paragraph 6.1 is hereby deleted and replaced in its entirety with the following:

6.1	Payment Table.

(a)	LICENSEE will pay milestone payments and royalties according to the following table:

(i)	Completion of first preclinical IND enabling studies that incorporates Licensed Product for the Primary Indication and the filing of an IND with the appropriate regulatory in the US or a Major Market country:	$25,000

(ii)	Commencement of the first Phase 1 clinical trial in the US or a Major Market country that incorporates the Licensed Product for the Primary Indication as demonstrated by filing and acceptance of a Phase I protocol with the appropriate regulatory agency and dosing of the first patient:	$50,000

(iii)	Commencement of the first Phase II clinical trial in the US or a Major Market country that incorporates the Licensed Product for the Primary Indication as demonstrated by filing and acceptance of a Phase II protocol with the appropriate regulatory agency and dosing of the first patient:	$100,000 worth of common stock based on the preferred price at the most recent capital raise, provided, such stock is subject to the same terms and conditions as stock held by other shareholder invested in the same class of stock

(iv)	Commencement of the first Phase III clinical trial in the US or a Major Market country that incorporates the Licensed Product for the Primary	$350,000

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Indication as demonstrated by filing a Phase III protocol with the appropriate regulatory agency and dosing of the first patient:

(v)	First commercial sale of the first drug approved by the FDA that incorporates a Licensed Product:	$1,000,000 half of which is directly creditable against the Royalty on Net Sales due to VANDERBILT under 6.1(a)(vi) below.

(vi)	Royalty on Net Sales	3% Royalty on Net Sales, subject to Paragraph 6.1(d) below

Licensed Products shall be deemed sold when Licensee receives payment therefor. For each milestone in Paragraph 6.1(a)(i) – (v), milestones will only apply to the first Licensed Product to achieve the applicable milestone and not to any subsequent Licensed Products or other indications. All milestone payments will apply whether Licensed Products are single or Combined Products; provided, however, that if a milestone has first been paid for a Licensed Product, the same milestone will not be payable for a Combined Product which incorporates the Licensed Product.

(b)       In the event that a Licensed Product is sold as a Combined Product, then the following will be used to determine the portion of the combined Net Sales for the Combined Product that is attributable to the Licensed Product.

(i)	If the Other Product and the Licensed Product both have bona fide commercial sales in such country on a standalone basis, then the following will apply. For purposes of the following equation, “A” will mean the median selling price of the Licensed Product in the applicable country over the previous calendar quarter. “B” will mean the median selling price of the Other Product in the applicable country over the previous calendar quarter, provided that if the Other Product is sold as a generic product, then the price used for the foregoing calculation will be the median selling price for the generic product. In such an instance, the portion of Net Sales attributable to the Licensed Product will equal A/(A+B).

(ii)	If the Licensed Product has bona fide commercial sales in such country on a standalone basis, but the Other Product does not,

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then the following will apply. “A” will mean the median selling price of the Licensed Product on a standalone basis in the applicable country over the previous calendar quarter. “C” will mean the Combined Product selling price. In such an instance, the portion of Net Sales attributable to the Licensed Product will equal A/C.

(iii)	If the Other Product has bona fide commercial sales in such country on a standalone basis, but the Licensed Product does not, then the following will apply. “B” will mean the median selling price of the Other Product in the applicable country over the previous calendar quarter, provided that if the Other Product is sold as a generic product, then the price used for the following calculation will be the median selling price for the generic product. “C” will equal the Combined Product selling price. In such an instance, the portion of Net Sales attributable to the Licensed Product will equal 1-(B/C).

(c)          From the First Amendment Effective Date, through the time a claim in the Licensed Patent Rights issues in a Major Market Country, LICENSEE shall pay to VANDERBILT an annual license maintenance fee of $10,000. After the time such a claim issues and until the first commercial sale of a Licensed Product in the United States or a Major Market country, LICENSEE shall pay to VANDERBILT an annual license maintenance fee of $25,000, provided that if any of the milestone payments set forth in Paragraph 6.1(a)(i) – (v) are made in the twelve month period prior to the annual license maintenance fee due date, no annual license maintenance fee shall be paid. Annual license maintenance fees shall be payable no later than December 31 of each calendar year following the First Amendment Effective Date. No annual maintenance fees shall be due after the first commercial sale of a Licensed Product in a Major Market Country.

(d)          If in order to develop or commercialize Licensed Products hereunder, it is necessary or desirable for LICENSEE to license rights from third parties and LICENSEE pays any royalties on Net Sales to such third parties, then LICENSEE shall be entitled to deduct fifty percent (50%) of such royalties paid to third parties from the Royalties due under Section 6.1(a)(vi), provided that the royalty paid to VANDERBILT shall in no event be less than two percent (2%) of Net Sales.

(e)  VANDERBILT may not assign, transfer or otherwise delegate its rights to royalties or any other payment under this Agreement without the prior written consent of LICENSEE.

b.	Paragraph 6.2 is hereby deleted and replaced in its entirety with the following:

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In the event that LICENSEE or a sublicensee of Licensed Product marketing rights grants a subsequent sublicense for development and/or commercialization of a Licensed Product for acute renal failure (the “Acute Renal Failure Licensed Product Sublicense”), then LICENSEE shall pay VANDERBILT (a) twenty-five percent (25%) of any Non-Royalty Sublicense Fees (defined below), including any Acute Renal Failure Licensed Product Sublicense granted by Affiliates of LICENSEE (the “Non-royalty Sublicense Fees”), if the Acute Renal Failure Licensed Product Sublicense is granted before IV formulation is complete, (b) twenty percent (20%) of the Non-royalty Sublicense Fees if the Acute Renal Failure Licensed Product Sublicense is granted after IV formulation is complete but before completion of the Phase I Clinical Trial with the IV formulation, (c) fifteen percent (15%) of the Non-royalty Sublicense Fees if the Acute Renal Failure Licensed Product Sublicense is granted after the Phase I Clinical Trial is complete with the IV formulation but before completion of the Phase II Clinical Trial with the IV formulation, (d) ten percent (10%) of the Non-royalty Sublicense Fees if the Acute Renal Failure Licensed Product Sublicense is granted after the Phase II Clinical Trial is complete with the IV formulation but before complete of the Phase III Clinical Trial with the IV formulation, and (e) five percent (5%) of the Non-royalty Sublicense Fees if the Acute Renal Failure Licensed Product Sublicense is granted after completion of the Phase III Clinical Trial is complete with the IV formulation. “Non-royalty Sublicense Fees” means any upfront cash payments or forgivable loans received upon execution of a Sublicense, but shall not include milestone payments; bona fide equity investments; research, development, or other funding of clinical development, regulatory filings, manufacturing, sales or marketing; advances against milestones or royalties; non-cash consideration; barter exchanges; royalties and other like payments. Notwithstanding the foregoing, in the event that LICENSEE is required to pay other licensors a percentage of the Upfront Sublicense Fees, the amounts payable hereunder shall be reduced such that the cumulative payment by LICENSEE to all licensors shall not be more than the percentage specified above, provided that the percentage due to VANDERBILT shall in no event be less than the percentage specified above divided by the total number of licensors to which such payments are due. For example,

6.	Equity.

a.	Clause (A) of Paragraph 6.7(ii)(A) of the Agreement is hereby deleted and replaced in its entirety with the following new clause (A) of Paragraph 6.7(ii)(A):

(A)                      shares of Common Stock (which number of shares equals, as of the first closing of the Qualified Private Financing (as defined below), two percent (2.0%) of the aggregate number of then outstanding shares of Common Stock of LICENSEE, calculated on a fully-diluted basis assuming the exercise and/or conversion of all then outstanding securities exercisable for or convertible into

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Common Stock, whether or not such securities are currently exercisable or convertible, and assuming that such conversions and/or exercises are effected for the maximum number of shares exercisable under all such then outstanding securities) minus. As used herein, “Qualified Private Financing” means LICENSEE’s sale of its Series A Preferred Stock pursuant to that certain Series A Preferred Stock Purchase Agreement, dated on or about                                     , 2007, between LICENSEE and the purchasers named therein.

b.	Paragraph 6.7(ii)(B) of the Agreement is hereby deleted and replaced in its entirety with the following new Paragraph 6.7(ii)(B):

Without further action by either LICENSEE or VANDERBILT, the Warrant shall automatically be deemed to have been exercised in full on the date on which LICENSEE consummates the first closing of the Qualified Private Financing for the maximum number of shares then acquirable thereunder (giving effect to LICENSEES sale of its Series A Preferred Stock at, and only at, such first closing of the Qualified Private Financing).

c.	Paragraph 6.7(ii)(C) of the Agreement is hereby is hereby deleted and replaced in its entirety with the following new Paragraph 6.7(ii)(C):

For the avoidance of doubt, it is the parties’ intent that the interest in LICENSEE acquired by VANDERBILT under Paragraphs 6.7(i) and (ii) not be diluted below 2.0% of the aggregate number of then outstanding shares of Common Stock of LICENSEE, calculated on a fully-diluted basis assuming the exercise and/or conversion of all then outstanding securities exercisable for or convertible into Common Stock then outstanding as of and after giving effect to, and only to, the first closing of the Qualified Private Financing, whether or not such securities are currently exercisable or convertible. Following the first closing of the Qualified Private Financing no further dilution adjustment shall be made to the shares of Common Stock acquired by VANDERBILT under Paragraphs 6.7(i) and (ii) and VANDERBILT shall thereafter be subject to dilution in the same manner as any other holder of Common Stock.

d.	Paragraph 6.7(iii) of the Agreement is hereby deleted in its entirety.

7.	Prosecution. The following language is added to the end of Paragraph 7.1:

VANDERBILT may, in its discretion, decline to apply for, prosecute or maintain any Licensed Patent Rights in any country, but shall give timely (in light of any applicable filing deadlines) notice to LICENSEE of any such determination, whereupon LICENSEE may (but shall not be obligated to) undertake such action, in the name and on behalf of VANDERBILT, at it own expense. VANDERBILT

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agrees to cooperate with LICENSEE as reasonably necessary to permit LICENSEE to be able to prosecute or maintain any Licensed Patent Rights in those countries that VANDERBILT declines to undertake action.

8.	Infringement.

a.	The following language is added to Paragraph 9.2:

If required by law, VANDERBILT shall permit any such action to be brought in its name, including being joined as a party-plaintiff.

b.	Paragraph 9.4 is deleted and replaced with the following:

9.4.        Damages.        In any legal proceeding brought by LICENSEE, VANDERBILT or jointly by LICENSEE and VANDERBILT pursuant to this Article 9, any recovery or proceeds of such proceeding, whether characterized as damages, costs, attorneys’ fee awards or otherwise, shall be distributed as follows: (a)    each party shall first be reimbursed pro rata for its reasonable attorneys’ fees and out-of-pocket expenses actually incurred in connection with the proceeding; (b)   VANDERBILT shall then be entitled to collect any amounts deducted from LICENSEE’s royalties pursuant to the royalty reduction in Paragraph 9.5 herein; and (c) the balance, if any, will be divided (i) seventy-five percent (75%) to the party undertaking the proceeding or settlement and (ii) twenty-five percent (25%) to the other party.

c.	Paragraph 9.5 is revised as follows:

9.5        Reduction of Royalties. If LICENSEE initiates legal proceeding under Paragraph 9.4 in any country and VANDERBILT does not voluntarily join the proceeding after being offered the opportunity to do so, LICENSEE may deduct one half of LICENSEE’s documented costs and expenses of the proceeding (including reasonable attorney fees) from running royalties payable to VANDERBILT under Paragraph 6.1 of this Agreement from sales of Licensed Products covered by the patent(s)-in-suit. LICENSEE’s right to reduce royalty payments to VANDERBILT under this Paragraph 9.5 applies only for so long as the legal proceeding continues. Any reduction of Royalties described above in this Paragraph 9.5 does not apply if VANDERBILT is involuntarily forced to join a legal proceeding in under Paragraph 9.4.

9.	Warranties and Indemnities. Paragraph 10.3(a) is hereby deleted and replaced in its entirety with the following:

(a)  LICENSEE shall indemnify, defend and hold harmless VANDERBILT and its trustees, officers, faculty, staff, employees, students, agents and representatives

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and their respective successors, heirs and assigns (the “Indemnitees”) against any third party liability, damage, loss or expenses (including reasonable attorney’s fees and expense of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any third party claims, suits, actions, demands or judgment arising out of any theory of law (including but not limited to, actions in the form of tort, warranty, liability or strict liability) concerning any product, process or service made, used or sold pursuant to any right or license granted under this Agreement. Such indemnity obligations shall include claims and expenses related to infringement of a third party’s rights by the Licensed Product. Notwithstanding the foregoing, in no event shall LICENSEE be obligated to indemnify any Indemnitee for any amount to the extent that such amount arises from the willful misconduct of any Indemnitee.

10.	Use of Vanderbilt’s Name. Delete the following language from Paragraph 11.1:

in a business plan.

11.	Terms and Conditions.

a.	Paragraph 12.6 is hereby deleted and replaced in its entirety with the following:

12.6     Assignments. This Agreement may not be assigned by either party without the written prior consent of the other party, which consent shall not be unreasonably withheld. The parties hereto agree that each is acting as an independent contractor and not as an agent of the other or as joint venturers. Notwithstanding the foregoing, LICENSEE may, without VANDERBILT’s consent, assign this Agreement or any rights and obligations contemplated herein to an Affiliate of LICENSEE or to a successor of LICENSEE in connection with a sale of all or substantially all of the assets of LICENSEE to which this Agreement relates, merger, acquisition or other corporate reorganization, upon giving written notice thereof to VANDERBILT.

b.	The following new Paragraphs are hereby inserted after Paragraph 12.10:

12.11   Stockholder Agreements.       VANDERBILT acknowledges that, notwithstanding anything further contained in the Agreement or the Warrant, as a condition to the issuance of Common Stock to VANDERBILT, it shall be required to become party as a “Common Holder” to that certain Voting Agreement, dated on or about                               , 2007, between LICENSEE and the stockholders named therein, and that certain First Refusal and Co-Sale Agreement, dated on or about                               , 2007, between LICENSEE and the stockholders named therein.

12.13   Market Stand-Off Agreement.

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(a)  VANDERBILT acknowledges and agrees with respect to all shares of Common Stock held by it that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to LICENSEE’s initial public offering and ending on the date specified by LICENSEE and the managing underwriter (such period not to exceed 180 days) (A) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock held immediately prior to the effectiveness of the registration statement for such offering, or (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (A) or .(B) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise. The foregoing provisions of this market stand-off agreement shall apply only to the LICENSEE’s initial offering of equity securities, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to VANDERBILT if all officers, directors and greater than one percent (1%) stockholders of LICENSEE enter into similar agreements. The underwriters in connection with LICENSEE’s initial public offering are intended third-party beneficiaries of this market stand-off agreement and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. VANDERBILT further agrees to execute such agreements as may be reasonably requested by the underwriters in LICENSEE’s initial public offering that are consistent with this market stand-off agreement or that are necessary to give further effect thereto.

In order to enforce the foregoing covenant, LICENSEE may impose stop-transfer instructions with respect to the Common Stock subject to the foregoing restriction until the end of such period.

(b)  VANDERBILT agrees that a legend reading substantially as follows shall be placed on all certificates representing the shares of Common Stock issued to it pursuant to this Agreement and the Warrant:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF UP TO 180 DAYS AFTER THE EFFECTIVE DATE OF THE ISSUER’S REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE

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SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.”

12.	Warrant to Purchase Stock.

a.	Clause (A) of Section 1 of the Warrant, issued by LICENSEE to VANDERBILT on or about February 11, 2006 (the “Warrant”), is hereby deleted and replaced in its entirety with the following new clause (A) of Section 1:

(A)     ___________   shares of Company’s Common Stock (which number of shares equals, as of the first closing of the Qualified Private Financing (as defined below), two percent (2.0%) of the aggregate number of then outstanding shares of Company’s Common Stock, calculated on a fully-diluted basis assuming the exercise and/or conversion of all then outstanding securities exercisable for or convertible into Company’s Common Stock, whether or not such securities are currently exercisable or convertible, and assuming the such conversions and/or exercises are effected for the maximum number of shares exercisable under all such then, outstanding securities) minus.

b.	The last sentence of Section 1 of the Warrant is hereby deleted and replaced in its entirety with the following:

If Company shall hold a “Qualified Private Financing” (as defined in the License Agreement), then, without, further action by either Company or Holder, this Warrant shall automatically be deemed to have been exercised in full on the date of the first closing of such Qualified Private Financing for the maximum number of shares then acquirable hereunder (giving effect to Company’s sale of its Series A Preferred Stock, at, and only at, such first closing of the Qualified Private Financing).

13.	Scope of Amendment. This First Amendment supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among parties relating to the subject matter of this First Amendment and all past dealing or industry custom. This First Amendment shall be integrated in and form part of the Agreement upon execution, All terms and conditions of the Agreement shall remain unchanged except as modified in this First Amendment; and the terms of the Agreement, as modified by this First Amendment, are hereby ratified and confirmed. Where the terms of the Agreement conflict with those of this First Amendment, however, the terms of this First Amendment shall control. This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

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IN WITNESS HEREOF this First Amendment has been executed as of the First Amendment Effective Date by the parties hereto by their respective duly authorize representatives.

LICENSEE	VANDERBILT UNIVERSITY

/s/ J. Wesley Fox	/s/ Janis Elsner
(signature)	(signature)
J. Wesley Fox President, CEO	JANIS ELSNER	Associate Director Office of Technology Transfer and Enterprise Development
(print name and title)	(print name and title)

May 1, 2007	May 1, 2007
(date)	(date)

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